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                                                                    EXHIBIT 11.1


                              CORAL SYSTEMS, INC.
                STATEMENT RE: COMPUTATION OF PRO FORMA NET LOSS
                         PER COMMON SHARE (UNAUDITED)


                                                                 NINE MONTHS
                                               YEAR ENDED           ENDED
                                              DECEMBER 31,       SEPTEMBER 30,
                                                  1995               1996
                                              ------------       ------------
Weighted average number of common
  shares outstanding                             3,261,224          3,885,393

Weighted average number of shares of
  preferred stock assumed converted to
  common stock at the time of issuance           2,909,642          3,792,936

Common and common equivalent shares
  issued during the twelve month period
  prior to the filing of the Company's
  proposed initial public offering
  calculated using the treasury stock
  method.                                          926,613            418,111
                                              ------------       ------------
Pro forma weighted average number of
  common shares outstanding                      7,097,479          8,096,440
                                              ============       ============

Net loss                                      $ (3,390,900)      $   (741,700)
                                              ============       ============

Pro forma net loss per common share
  before extraordinary item                                      $      (0.12)

Pro forma net loss per common
  share                                       $      (0.48)      $      (0.09)
                                              ============       ============
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